                                                                     EXHIBIT 2.9

================================================================================

                        PURCHASE AND ASSUMPTION AGREEMENT

                                     BETWEEN

                                  STERLING BANK

                                       AND

                       SOUTH TEXAS NATIONAL BANK OF LAREDO

                                   DATED AS OF

                                OCTOBER 29, 2002

================================================================================

                                Table of Contents

                                                                                          Page
                                                                                          ----
ARTICLE I    DEFINITIONS...............................................................    1

ARTICLE II   ASSUMPTION OF LIABILITIES AND OBLIGATIONS.................................    6

    2.1      Liabilities Assumed by the Assuming Bank..................................    6
    2.2      Interest on Deposits......................................................    7
    2.3      Assumption of Contracts...................................................    8
    2.4      Informational Tax Reporting...............................................    8

ARTICLE III  PURCHASE OF ASSETS........................................................    8

    3.1      Assets Purchased by the Assuming Bank.....................................    8
    3.2      Manner of Conveyance; Limited Warranty; Nonrecourse; Etc..................    8
    3.3      Assets Not Purchased by the Assuming Bank.................................    9

ARTICLE IV   BANK PREMISES; SAFE DEPOSIT BOXES; LETTERS OF CREDIT......................   10

    4.1      Bank Premises.............................................................   10
    4.2      Agreement with Respect to Safe Deposit Business...........................   11
    4.3      Letters of Credit.........................................................   11

ARTICLE V    DUTIES WITH RESPECT TO DEPOSITORS OF THE PURCHASED BRANCH.................   11

    5.1      Payment of Checks, Drafts and Orders......................................   11
    5.2      Certain Agreements Related to Deposits....................................   11
    5.3      Correspondent Banking Relationship........................................   12
    5.4      Settlement and Return Items...............................................   12

ARTICLE VI   RECORDS...................................................................   12

    6.1      Transfer of Records.......................................................   12
    6.2      Delivery of Assigned Records..............................................   13
    6.3      Preservation of Records...................................................   13
    6.4      Access to Records; Copies.................................................   13

ARTICLE VII  PURCHASE PRICE; CLOSING...................................................   14

    7.1      Purchase Price............................................................   14

                                Table of Contents
                                   (continued)

                                                                                         Page
                                                                                         ----
    7.2      Form of Payment...........................................................   14
    7.3      Interest..................................................................   14
    7.4      Subsequent Adjustments....................................................   14
    7.5      Closing...................................................................   15

ARTICLE VIII CONTINUING COOPERATION....................................................   15

    8.1      General Matters...........................................................   15
    8.2      Additional Title Documents................................................   15
    8.3      Payment of Deposits.......................................................   15

ARTICLE IX   CONDITIONS PRECEDENT......................................................   16

    9.1      Conditions to Obligations of Each Party...................................   16
    9.2      Additional Conditions to the Obligations of the Assuming Bank.............   16
    9.3      Additional Conditions to the Obligations of Seller........................   17

ARTICLE X    REPRESENTATIONS AND WARRANTIES............................................   18

    10.1     Representations and Warranties of Seller..................................   18
    10.2     Representations and Warranties of the Assuming Bank.......................   21

ARTICLE XI   CERTAIN COVENANTS OF SELLER AND THE ASSUMING BANK.........................   23

    11.1     Covenants of Seller.......................................................   23
    11.2     Covenants of the Assuming Bank............................................   29
    11.3     Solicitation of Employees.................................................   29
    11.4     Best Efforts; Taking of Necessary Action..................................   30
    11.5     Use of Names, Trademarks and Service Marks................................   31
    11.6     Allocation of Purchase Price..............................................   31

ARTICLE XII  EMPLOYEE PLANS............................................................   32

    12.1     Employees; Participation in Assuming Bank Plans...........................   32
    12.2     Claims Incurred Prior to and After Closing................................   32
    12.3     Severance Pay.............................................................   32

ARTICLE XIII INDEMNIFICATION...........................................................   33

    13.1     Indemnification...........................................................   33
    13.2     Limitations on Indemnification............................................   34
    13.3     Exclusivity of Remedies...................................................   34

                                Table of Contents
                                   (continued)

                                                                                         Page
                                                                                         ----
ARTICLE XIV  MISCELLANEOUS.............................................................   35

    14.1     Entire Agreement..........................................................   35
    14.2     Headings..................................................................   35
    14.3     Governing Law.............................................................   35
    14.4     Successors................................................................   35
    14.5     Modification; Assignment..................................................   36
    14.6     Notice....................................................................   36
    14.7     Manner of Payment.........................................................   37
    14.8     Costs, Fees and Expenses..................................................   37
    14.9     Waiver....................................................................   37
    14.10    Severability..............................................................   37
    14.11    Termination of Agreement..................................................   38
    14.12    Survival of Representations and Warranties................................   39
    14.13    Public Notice.............................................................   39
    14.14    Counterparts..............................................................   39

Exhibits:

            Exhibit A - Form of Special Warranty Deed
            Exhibit B - Form of General Assignment and Bill of Sale Exhibit C - Form of Instrument of Assumption

Schedules:

            Schedule 2.1                        Liabilities Assumed
            Schedule 2.3                        Contracts
            Schedule 3.1                        Acquired Assets
            Schedule 10.1(b)                    Seller Consents
            Schedule 10.1(g)                    Litigation
            Schedule 10.1(h)                    Environmental Compliance
            Schedule 10.1(i)                    Loans
            Schedule 11.1(b)                    Public Funds Deposits
            Schedule 12.1                       Employees
            Schedule 13.3                       Environmental Laws

                        PURCHASE AND ASSUMPTION AGREEMENT

         THIS AGREEMENT, made and entered into as of the 29th day of October, 2002 is by and between STERLING BANK, organized under the laws of the State of Texas and having its principal place of business in Houston, Texas ("Seller"), and SOUTH TEXAS NATIONAL BANK OF LAREDO, a national banking association having its principal place of business in Laredo, Texas (the "Assuming Bank").

                                   WITNESSETH:

         WHEREAS, Seller desires to sell certain of the assets and liabilities of its branch located at 700 Quarry Street, Eagle Pass, Texas (the "Purchased Branch");

         WHEREAS, Seller desires to sell and the Assuming Bank desires to purchase the banking business of Seller at the Purchased Branch on the terms and conditions set forth in this Agreement; and

         NOW THEREFORE, in consideration of the mutual promises herein set forth and other valuable consideration, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used herein, words imparting the singular include the plural and vice versa.

         "ACH" means automated clearing house.

         "ACQUIRED ASSETS" means, without duplication, the operating assets of the Purchased Branch as of the Closing Date (other than the Excluded Assets) including (i) all Loans of the Purchased Branch other than Loans which are Excluded Assets, (ii) Bank Premises, Furniture and Equipment, and Fixtures including, but not limited to, all Furniture (including works of art, paintings, etc.) and Equipment and Fixtures identified on Schedule 3.1 hereto, and (iii) petty cash tickets and cash float related to the Purchased Branch on the Closing Date.

         "AFFILIATES" of a person means any director, officer or employee of such Person and any other Person (i) who is directly or indirectly controlling, or controlled by, or under common control with, such Person, or (ii) who is an affiliate of such Person as the term "affiliate" is defined in Section 2 of the Bank Holding Company Act of 1956, as amended.

         "AGREEMENT" means this Purchase and Assumption Agreement by and between Seller and the Assuming Bank, as amended or otherwise modified from time to time.

         "ASSUMED COMMITMENTS" means all commitments and all amendments, modifications, renewals, and extensions thereof, as reflected on the books and records of the Purchased Branch, that were legally binding on the Seller as of the Closing Date.

         "ASSUMED CONTRACTS" shall have the meaning provided in Section 2.3 of this Agreement.

         "ASSUMING BANK" shall have the meaning provided in the recitals on page one of this Agreement.

         "ASSUMING BANK INDEMNIFIED PERSONS" shall have the meaning provided in
Section 13.1(a) of this Agreement.

         "BANK PREMISES" means (i) the banking and teller facilities (staffed or automated) together with appurtenant storage and service facilities, that are owned or leased by Seller which relate to the Purchased Branch and (ii) the raw land in Eagle Pass, Texas owned by Seller and which was acquired for expansion.

         "BOOK VALUE" means, with respect to any Acquired Asset and any Liability Assumed, the dollar amount thereof stated on the accounting records of Seller. The Book Value of any item shall be determined as of the Closing Date after adjustments made by Seller for differences in accounts, suspense items, unposted debits and credits, and other similar adjustments or corrections. Without limiting the generality of the foregoing, the Book Value of (i) a Liability Assumed shall include all accrued and unpaid interest thereon as of the Closing Date, (ii) a Loan shall reflect adjustments for earned or unearned interest (as it relates to the "rule of 78s" or add-on-interest loans, as applicable), if any, as of the Closing Date, and adjustments for the portion of earned or unearned loan-related credit life and/or disability insurance premiums and FAS 91 costs, if any, attributable to Seller as of the Closing Date, in each case as determined for financial reporting purposes, (iii) an Assumed Commitment shall be deemed to be zero, and (iv) the Bank Premises and Furniture and Equipment shall not exceed 105% of their fair market value (such fair market value to be mutually agreed by Seller and Assuming Bank). The Book Value of an Acquired Asset shall not include any adjustment for any general or specific reserves on the accounting records of Seller, except that Loans set forth on Seller's monitored loan list as of the Closing Date shall be net of Seller's allocated reserve with respect to such Loans as shall be mutually agreed to by Seller and the Assuming Bank.

         "BUSINESS DAY" means a day other than (i) a Saturday, Sunday, Federal legal holiday, or legal holiday under the laws of the State of Texas, or (ii) a day on which the principal office of Seller is closed.

         "CLOSING" shall have the meaning provided in Section 7.5 of this Agreement.

         "CLOSING DATE" shall have the meaning provided in Section 7.5 of this Agreement.

         "CLOSING BALANCE SHEET" shall have the meaning provided in Section 7.1(a) of this Agreement.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "COMMITMENT" shall have the meaning provided in Section 4.1 of this Agreement.

         "DEPOSIT" means a deposit, as defined in 12 U.S.C. Section 1813(l), including, without limitation, all uncollected items included in the depositors' balances and credited on the books of the Purchased Branch; provided, however, that for purposes of this Agreement, Deposit shall not include brokered deposits nor public fund deposits except those described on Schedule 11.1(b) hereof and renewals thereof.

         "EDP CONVERSION" shall have the meaning provided in Section 11.1(g) of this Agreement.

         "EXCLUDED ASSETS" shall have the meaning provided in Section 3.3 of this Agreement.

         "EXCLUDED LIABILITIES" shall have the meaning provided in Section 2.1(b) of this Agreement.

         "FIXTURES" means those improvements, additions, alterations and installations constituting all or a part of Bank Premises and which were acquired, added, built, installed, or purchased at the expense of Seller, regardless of the holder of legal title thereto as of the Closing Date.

         "FURNITURE AND EQUIPMENT" means the furniture and equipment, leased or owned by Seller and used by the Purchased Branch and reflected on the accounting records of Seller as of the Closing Date, including, without limitation, the furniture and equipment (other than personal computers) listed on Schedule 3.1 and all other carpeting, furniture, office machinery (excluding personal computers), shelving, office supplies, telephone, surveillance, and security systems, and artwork.

         "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

         "INQUIRIES" shall have the meaning provided in Section 6.3 of this Agreement.

         "INTERIM BALANCE SHEET" shall have the meaning provided in Section 7.1(b) of this Agreement.

         "KNOWLEDGE" or "KNOWN" means an individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if such individual is actually aware of such fact or other matter. Seller shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if Patrick Oaks, Josh Yost, or any individual who is serving as a senior vice president, chief financial officer, or more senior officer of Seller has, or at any time had, actual awareness of such fact or other matter.

         "LIABILITIES ASSUMED" shall have the meaning provided in Section 2.1 of this Agreement.

         "LIENS" means any mortgage, lien, pledge, charge, assignment for security purposes, security interest, or encumbrance of any kind with respect to an Acquired Asset, including any conditional sale agreement or capital lease or other title retention agreement relating to such Acquired Asset.

         "LOANS" means all of the following owed to or held by the Purchased Branch as of the Closing Date and reflected on the Closing Balance Sheet:

                           (i) loans, interests in loan participations, funded portions of lines of credit or credit plans (whether revolving or not, and whether commercial or consumer), consumer loans, residential mortgage loans, overdrafts of customers (including but not limited to overdrafts made pursuant to overdraft protection plans, cash reserve accounts, or similar extensions of credit in connection with demand deposit accounts) ("overdrafts"), letters of credit (as contemplated by Section 4.3) and United States and/or state-guaranteed student loans;

                           (ii) all Liens, rights (including rights of set-off), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (i) above, including, but not limited to, those arising under or based upon the credit documents, casualty insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause
                  (i) above; and

                           (iii) all written amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing.

         "MATERIAL ADVERSE EFFECT" shall mean any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations.

         "PERMITTED ENCUMBRANCES" shall mean with respect to any Acquired Assets, (i) statutory liens for taxes and special assessments not yet delinquent, (ii) covenants and restrictions, right-of-way, easements and other matters of public records (other than liens voluntarily created by Seller),
(iii) any and all provisions of any ordinance, municipal regulation or public law, and (iv) other matters to which like properties commonly are subject which does not, individually or in the aggregate, materially interfere with the current use of such Acquired Asset.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, or government or any agency or political subdivision thereof.

         "POST-CLOSING SETTLEMENT PAYMENT" shall have the meaning provided in
Section 7.1(b) of this Agreement.

         "PROVIDING PARTY" shall have the meaning provided in Section 11.1(f) of this Agreement.

         "PURCHASE PRICE" shall have the meaning provided in Section 7.1 of this Agreement.

         "PURCHASED BRANCH" shall have the meaning provided in the recitals on page one of this Agreement.

         "QUALIFIED BENEFICIARIES" shall have the meaning provided in COBRA.

         "RECEIVING PARTY" shall have the meaning provided in Section 11.1(f) of this Agreement.

         "RECORD" means any document, microfiche, microfilm and computer record (including but not limited to magnetic tape, disc storage, card forms and printed copy) or, where reasonable and appropriate, copies thereof, of the Purchased Branch relating to any of the Acquired Assets or Liabilities Assumed.

         "SAFE DEPOSIT BOXES" shall mean the safe deposit boxes of the Purchased Branch, if any, including the removable safe deposit boxes and safe deposit stacks in the Purchased Branch vault(s), all rights and benefits under rental agreements with respect to such safe deposit boxes, and all keys and combinations thereto.

         "SELLER" shall have the meaning provided in the recitals on page one of this Agreement.

         "SELLER'S RELATED PARTIES" shall have the meaning provided in Section
13.3 of this Agreement.

         "SETTLEMENT DATE" shall have the meaning provided in Section 7.1(b) of this Agreement.

         "SETTLEMENT PAYMENT" shall have the meaning provided in Section 7.1(b) of this Agreement.

         "SUBSIDIARY" shall have the meaning provided in 12 U.S.C. Section 1813(w)(4).

         "WELFARE BENEFIT PLANS" shall have the meaning provided in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

                                   ARTICLE II
                    ASSUMPTION OF LIABILITIES AND OBLIGATIONS

         2.1         LIABILITIES ASSUMED BY THE ASSUMING BANK.

                  (a) Effective as of the Closing Date, except as otherwise provided in this Agreement, the Assuming Bank hereby expressly assumes at Book Value and agrees to pay, perform, and discharge (i) all liabilities of Seller in respect to Deposits of the Purchased Branch as of the Closing Date, (ii) ad valorem and personal property taxes applicable to any Acquired Asset, if any, and pro-rated as of the Closing Date, (iii) liabilities with respect to Assumed Commitments,
         (iv) liabilities with respect to the Assumed Contracts, and (v) other liabilities, if any, with respect to the Purchased Branch, the Deposits and the Safe Deposit Box businesses, and the Acquired Assets which are directly attributable to and used in the business of the Purchased Branch as reflected on the accounting records of Seller as of the Closing Date (collectively, the "Liabilities Assumed"). Prepaid expenses, other than expenses related to Federal Deposit Insurance Corporation premiums ("FDIC Premium"), of the Purchased Branch shall be prorated as of the Closing Date. The Assuming Bank shall pay to Seller, the pro rata portion of the FDIC Premium payment which is attributable to the Deposits being assumed as of the Closing Date by the Assuming Bank hereunder. Attached hereto as Schedule 2.1 is a list of all projected Liabilities Assumed as of the date of this Agreement (and Seller shall separately provide as of the date hereof a confidential detailed list of all Deposits).

                  (b) Except for those liabilities and obligations specifically assumed by Assuming Bank under Subsection (a) above, Assuming Bank is not assuming any other duties, responsibilities, liabilities or obligations. Liabilities not assumed ("Excluded Liabilities") include, but are not limited to, the following:

                           (i) Seller's cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to Closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks;

                           (ii) Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan;

                           (iii) All transactions related to or arising from credit card relationships with Seller, including, without limitation, merchant accounts;

                           (iv)     Any trust account, or liability or
                  obligation of Seller used in, or made by or with respect to, the operations of Seller in its trust business;

                           (v) All liabilities of Seller for individual retirement account or Keogh account deposits in which the custodial duties of Seller cannot be transferred to and assumed by Assuming Bank;

                           (vi) All liabilities or claims, actual or contingent, made or unmade, from any person with regard to any aspect of the business, assets, liabilities or operation of the Purchased Branch prior to the Closing Date;

                           (vii) (A) Any income, profits, franchise or similar tax relating to the business, assets, liabilities or operation of the Purchased Branch prior to the Closing Date;
                  (B) any liability or claims for personal injury, property damage or consequential damages relating to the condition or operation of the Purchased Branch (including the Bank Premises and Furniture and Equipment), or otherwise, prior to the Closing Date; (C) any liability or losses due to or arising from forgery or from any fraud, defalcation or any other improper act or omission on the part of Seller or any of its officers, directors, employees, representatives or agents; (D) any liability or obligation of Seller arising out of any threatened or pending litigation relating to the Purchased Branch prior to the Closing Date or relating to Seller's other banking locations; or (E) any liability arising out of Seller's acts or omissions under any statute, rule or regulation, including, but not limited to, antitrust, banking, bank secrecy, Patriot Act, civil rights, health, safety, labor, discrimination and environmental laws, rules and regulations; and

                           (viii) Except as specifically set out in Article XII of this Agreement, with respect to any employee or former employee of Seller, (A) any pension or other liabilities, (B) any liabilities arising from the employment by Seller of employees, or of the termination by Seller of employees (or any liabilities arising from any decision by the Assuming Bank not to hire Seller's employees), and (C) any liabilities arising by virtue of any collective bargaining relationship or agreement or pursuant to the National Labor Relations Act or any other labor relations law.

         2.2 INTEREST ON DEPOSITS. The Assuming Bank agrees that, from and after the Closing Date, it will accrue and pay interest on Deposits assumed under this Agreement at the rate(s) at which Seller was legally obligated to accrue and pay interest on such Deposits as of the Closing Date.

         2.3 ASSUMPTION OF CONTRACTS. Attached hereto as Schedule 2.3 is a list of all contracts, agreements, and other obligations that shall be assigned to, and assumed by, the Assuming Bank (the "Assumed Contracts") which Assumed Contracts relate specifically to the operation of the Purchased Branch, and include, as applicable, service contracts, maintenance contracts, consulting contracts, agency agreements and licensing agreements (but excluding contracts that relate to Seller's bank operations generally and that are not being assumed by the Assuming Bank); provided, however, that Schedule 2.3 need not list Assumed Contracts relating to the Deposits or the Safe Deposit Box contracts with customers at the Purchased Branch; and provided, further, that if Seller notifies the Assuming Bank not later than thirty (30) days prior to the Closing Date that one or more of such contracts or agreements may not be legally assigned, Seller shall not be required to assign such contracts or agreements at Closing and shall have no liability to the Assuming Bank as a result of its inability to accomplish such assignments. Assuming Bank shall assume no liabilities, obligations, duties or responsibilities relating to contracts, agreements, and other obligations which are not listed on Schedule 2.3.

         2.4 INFORMATIONAL TAX REPORTING. Effective as of the Closing Date, the Assuming Bank agrees to perform all obligations of Seller with respect to federal and state income tax informational reporting with respect to the Purchased Branch including, but not limited to filing obligations with respect to Forms 940, 941, 1099, 1098, W-2 and back up withholding related to (i) the Acquired Assets and the Liabilities Assumed; and (ii) for periods after the Closing Date, compensation paid to employees and contractors of the Purchased Branch who have been hired by the Assuming Bank; provided, however, that Seller shall report savings bond interest for the full tax year in which the Closing occurs. Seller and the Assuming Bank agree to cooperate with each other in order to fulfill these and all other reporting obligations set forth or contemplated herein.

                                  ARTICLE III
                               PURCHASE OF ASSETS

         3.1 ASSETS PURCHASED BY THE ASSUMING BANK. Effective as of the Closing Date and subject to Section 3.3, the Assuming Bank shall purchase from Seller, and Seller shall sell, assign, transfer, convey, and deliver to the Assuming Bank, all right, title, and interest of Seller in and to the Acquired Assets. Attached as Schedule 3.1 is a list of all projected Acquired Assets as of the date of this Agreement.

         3.2 MANNER OF CONVEYANCE; LIMITED WARRANTY; NONRECOURSE; ETC. THE CONVEYANCE OF ALL ACQUIRED ASSETS, INCLUDING REAL AND PERSONAL PROPERTY INTERESTS, PURCHASED BY THE ASSUMING BANK UNDER THIS AGREEMENT SHALL BE MADE, AS NECESSARY, BY DEED OR BILL OF SALE, "AS IS", "WHERE IS", WITHOUT RECOURSE AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, WITHOUT ANY WARRANTIES

WHATSOEVER WITH RESPECT TO SUCH ACQUIRED ASSETS, EXPRESS OR IMPLIED, WITH RESPECT TO TITLE, ENFORCEABILITY, COLLECTIBILITY, DOCUMENTATION, CONDITION, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART), OR ANY OTHER MATTERS.

         3.3 ASSETS NOT PURCHASED BY THE ASSUMING BANK. The Assuming Bank does not purchase, or obtain an option to purchase under this Agreement, any of the following (the "Excluded Assets"):

                  (a) any financial institution bonds, banker's blanket bonds, or any other similar insurance policy of Seller, or any proceeds payable with respect to any of the foregoing;

                  (b) any interest, right, action, claim, or judgment of Seller or any of its Affiliates against (i) any officer, director, employee, accountant, attorney, or any other Person employed or retained by Seller or any of its Affiliates or any Subsidiary of Seller on or prior to the Closing Date arising out of any act or omission of such Person in such capacity, (ii) any underwriter of financial institution bonds, banker's blanket bonds or any other insurance policy of Seller, (iii) any shareholder or holding company of Seller, or (iv) any other Person whose action or inaction may be related to any loss (exclusive of any loss resulting from such Person's failure to pay on a Loan on the books of the Purchased Branch) incurred by Seller; provided, that for the purposes hereof, the acts, omissions, or other events giving rise to any such claim shall have occurred on or before the Closing Date, regardless of when any such claim is discovered and regardless of whether any such claim is made with respect to a financial institution bond, banker's blanket bond, or any other insurance policy of Seller in force as of the Closing Date;

                  (c) legal or equitable interests in tax receivables of Seller, if any, including any claims arising as a result of Seller, as the case may be, having entered into any agreement or otherwise being joined with another Person with respect to the filing of tax returns or the payment of taxes;

                  (d) insurance policies and agreements and the rights and benefits thereunder (including any prepaid assessments or prepaid insurance premiums, premium refunds derived from cancellation, proceeds payable with respect to any of the foregoing, and collateral pledged under such agreements and any rights to such collateral) of Seller with respect to insurance coverage for public liability, casualty, fire, extended coverage, and similar coverage provided with respect to assets of Seller;

                  (e) any rights in or to any trademarks, service marks, copyrights, and trade, corporate, or fictitious names registered in the name of or owned by Seller or any of its Affiliates;

                  (f) recoveries from legal actions or claims filed in any legal proceedings, including without limitation, bankruptcy and administrative proceedings, before the Closing Date;

                  (g) any Loans, or portions thereof, charged-off or designated for charge-off prior to the Closing Date, and any recoveries on Loans charged-off or designated for charge-off prior to the Closing Date;

                  (h)      credit card relationships;

                  (i)      annuity, mutual fund or other brokerage accounts;

                  (j)      software;

                  (k)      goodwill and other intangibles;

                  (l)      repossessed assets or other real estate owned;

                  (m)      sign faces and sign surrounds; and

                  (n) any tangible or intangible asset of Seller used in, or related to, the operations of Seller in its trust business.

                                   ARTICLE IV
                           BANK PREMISES; SAFE DEPOSIT
                            BOXES; LETTERS OF CREDIT

         4.1      BANK PREMISES.

                  (a) At Closing, Seller agrees to execute and deliver to the Assuming Bank a special warranty deed for the Bank Premises which are owned by Seller in substantially the form of Exhibit A attached hereto.

                  (b) By the Closing Date, the Assuming Bank must receive, at its expense, a Commitment for Title Insurance (the "Commitment") and copies of all recorded instruments affecting title to the Bank Premises and recited as exceptions in such Commitment from a title insurance company reasonably acceptable to Seller for the issuance of an Owner Policy of Title Insurance, insuring good and indefeasible title in the Bank Premises as of the date of Closing, subject to: (i) the standard printed exceptions contained in the usual form of title policy; (ii) rights of parties in possession; (iii) standby fees, taxes and assessments for the current year and subsequent years, and subsequent assessments for prior years due to a change in land usage or ownership;
         (iv) any discrepancies, conflicts or shortages in area or boundary lines, or any encroachments or protrusions, or any overlapping of improvements; (v) covenants, restrictions, conditions, reservations, exceptions and easements shown of record; (vi) oil, gas, mineral and royalty conveyances, and leases of record, if any, in effect and shown of record; (vii) other conditions and encumbrances validly subsisting and affecting title to the Bank Premises as of the date of Closing; and
         (viii) all other matters to which like properties similarly situated are commonly subject, which do not, individually or in the aggregate, materially interfere with the current use of the Bank Premises.

         4.2 AGREEMENT WITH RESPECT TO SAFE DEPOSIT BUSINESS. The Assuming Bank hereby assumes and agrees to discharge, from and after the Closing Date, in the usual course of conducting a banking business, the duties and obligations of Seller with respect to all Safe Deposit Boxes, if any, of the Purchased Branch and to maintain all of the necessary facilities for the use of such boxes by the renters thereof during the period for which such boxes have been rented and the rent therefor paid to Seller, subject to the provisions of the rental agreements between Seller, as the case may be, and the respective renters of such boxes.

         4.3 LETTERS OF CREDIT. The Assuming Bank will use its reasonable efforts to replace all letters of credit of the Purchased Branch where Seller or CaminoReal Bank, or any predecessor thereto, is named as issuer, endorser or guarantor with letters of credit of the Assuming Bank.

                                   ARTICLE V
                             DUTIES WITH RESPECT TO
                       DEPOSITORS OF THE PURCHASED BRANCH

         5.1 PAYMENT OF CHECKS, DRAFTS AND ORDERS. Effective as of the Closing Date and subject to Section 8.3, the Assuming Bank agrees to pay all properly drawn checks, drafts and withdrawal orders including, without limitation, electronic debit transactions, presented for payment by depositors of the Purchased Branch, whether drawn on the check or draft forms provided by Seller or the Assuming Bank, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by the Assuming Bank under this Agreement are sufficient to permit the payment thereof, and in all other respects to discharge, in the usual course of conducting a banking business, the duties and obligations of Seller with respect to the Deposit balances due and owing to the depositors of the Purchased Branch assumed by the Assuming Bank under this Agreement.

         5.2 CERTAIN AGREEMENTS RELATED TO DEPOSITS. Effective as of the Closing Date and subject to Section 2.2, the Assuming Bank agrees to honor the terms and conditions of any written escrow or mortgage servicing agreement or other similar agreement relating to a Deposit assumed by the Assuming Bank pursuant to this Agreement. After the Closing Date, the Assuming Bank, at its sole expense, will issue to Deposit account customers checks with appropriate routing and transit numbers for use by such customers after the Closing Date. With respect to Deposit accounts, Seller will (i) pay interest payable, if any, on non-certificate deposit accounts and credit such interest to such accounts as of the Closing Date, and (ii) transfer to

Assuming Bank, certificate of deposit accounts with both principal and accrued, but unpaid, interest.

         5.3 CORRESPONDENT BANKING RELATIONSHIP. For a period not to exceed ninety (90) days after Closing Date, Seller agrees to receive all items (including, but not limited to ACH items) which contain Seller's transit routing number that are drawn on and presented for payment against a Deposit account of the Purchased Branch. Such items which Seller receives with respect to the Deposit accounts of the Purchased Branch shall be promptly transmitted or presented on their respective settlement dates to the Assuming Bank. Items received after the 90th day after the Closing Date will be returned by Seller to the originator. Likewise, the Assuming Bank agrees to promptly send to the appropriate Federal Reserve Bank any return items. The Assuming Bank further agrees to issue and furnish to Seller notifications of change with respect to each ACH item received containing Seller's transit routing number drawn against a Deposit account of the Purchased Branch and Assuming Bank agrees to submit a notification of change to the appropriate Federal Reserve Bank. Seller and the Assuming Bank both agree to comply with applicable clearinghouse association rules, Regulation CC of the Board of Governors of the Federal Reserve System and any other applicable law. During such ninety (90) day period ACH items will be delivered by Seller to Assuming Bank in NACHA format each business morning. Seller shall not be required to break-out or otherwise isolate ACH items pertaining to the Purchased Branch received on the last processing day prior to the Closing.

         5.4 SETTLEMENT AND RETURN ITEMS. Subject to Section 5.3, settlement, return items, servicing fees, loan payments received and other transaction matters shall be processed in accordance with a service agreement mutually agreeable to the parties to be executed by Seller and Assuming Bank prior to the Closing Date.

                                   ARTICLE VI
                                     RECORDS

         6.1 TRANSFER OF RECORDS. Effective as of the Closing Date, Seller shall assign, transfer, convey and deliver to the Assuming Bank the following Records (in original) pertaining to Deposits of the Purchased Branch: signature cards, orders, contracts between the Seller and the depositors of the Purchased Branch, and Records of similar character pertaining to the Deposit account relationships of the Purchased Branch assumed by the Assuming Bank under this Agreement, except as provided in Section 6.4. Effective as of the Closing Date, Seller shall assign, transfer, convey and deliver to the Assuming Bank the following Records (in original) pertaining to the Acquired Assets and Liabilities Assumed:

                           (i) Loan and collateral records and credit documents and other documents;

                           (ii) deeds, mortgages, abstracts, surveys, and other instruments or records of title pertaining to real estate or real estate mortgages, if any; and

                           (iii)    Safe Deposit Box agreements, if any;

                           (iv) any other Records, whether held at the Purchased Branch or Seller's other branches/business locations, that relate to the Acquired Assets or Liabilities Assumed, (including Records relating to the Assuming Bank's obligations under Section 2.4, taxpayer information on all depositors of the Purchased Branch, documents of title relating to the Bank Premises, Furniture and Equipment, and Fixtures, and ATM cardholders/users) to the extent such Records are not commingled with Records of Seller relating to its other branches/business locations;

         and, upon request, all other Records which are required for the Assuming Bank to perform its obligations and exercise its rights under this Agreement.

         6.2 DELIVERY OF ASSIGNED RECORDS. Seller shall deliver to the Assuming Bank all Records described in Section 6.1 as soon as practicable on or after the Closing Date, and shall not use any retained records for any purpose except as contemplated by Section 6.4 or as may be required by applicable law.

         6.3 PRESERVATION OF RECORDS. The Assuming Bank agrees that it will preserve and maintain for the joint benefit of, Seller and the Assuming Bank, all Records of which it has custody for such period as may be required by law or regulation. The Assuming Bank shall have the primary responsibility to respond to subpoenas, discovery requests, and other similar official inquiries ("Inquiries") with respect to the Records of which it has custody. Seller shall have primary responsibility to respond to Inquiries with respect to the Records of which it has custody. Seller and Assuming Bank agree to provide to each other copies of all Inquiries delivered to Seller or the Assuming Bank promptly upon determination that such Inquiry relates to the Purchased Branch.

         6.4 ACCESS TO RECORDS; COPIES. Subject to applicable law, the Assuming Bank and Seller agree to permit the other party access to all Records of which the Assuming Bank or Seller has custody, and to use, inspect, make extracts from or request copies of any such Records in the manner and to the extent requested, and to duplicate, any Record in the form of microfilm or microfiche pertaining to Deposit account relationships of the Purchased Branch for the sole purpose of responding to Inquiries, requests of customers of the Purchased Branch for their account history information, or in furtherance of the rights and duties described herein. On or before the 30th day after the Closing Date, copies of Records will be provided without charge to the party requesting such copies. Beginning on the 31st day after the Closing Date, the party requesting a copy of any Record shall bear the cost (based on standard accepted industry charges to the extent applicable) for providing such duplicate Records. A copy of each Record requested and documentation evidencing the relevant Inquiry or customer request shall be provided as soon as practicable by the party having custody thereof.

                                  ARTICLE VII
                             PURCHASE PRICE; CLOSING

         7.1      PURCHASE PRICE.

                  (a) Subject to subsection (c) below, the purchase price ("Purchase Price") of the Acquired Assets shall equal the sum of (a) an amount (which may be negative) determined by Seller and the Assuming Bank pursuant to Articles II and III equal to the aggregate Book Value of the Acquired Assets, minus the aggregate Book Value of the Liabilities Assumed which shall be reflected on a balance sheet dated as of the Closing Date and based on Seller's accounting records as of the close of business on the Closing Date ("Closing Balance Sheet"), plus (b) a premium in an amount equal to 7.5% of Deposits as of the close of business on the Closing Date.

                  (b) For the purpose of the Closing, the amount due Seller or the Assuming Bank, respectively, pursuant to subsection (a) hereof shall be estimated as of the month end prior to Closing Date ("Interim Balance Sheet") and a settlement payment ("Settlement Payment") shall be made at Closing based upon the Interim Balance Sheet. Within 10 days prior to the Closing Date, or at such time as the parties mutually agree, Seller and the Assuming Bank shall jointly determine the Settlement Payment required at Closing. Within 30 days after the Closing Date, or at such time as the parties may mutually agree, Seller and the Assuming Bank shall jointly determine the actual settlement payment required by subsection (a) above and the Closing Balance Sheet, as applicable, and make appropriate adjustments ("Post-Closing Settlement Payment").

                  (c) In the event any bookkeeping omissions or errors are discovered in preparing any balance sheet for the Purchased Branch or in completing the transfer and assumptions contemplated hereby, the parties agree to correct such errors and omissions, it being understood that no adjustments will be made that are inconsistent with the judgments, methods, policies, or accounting principles utilized by Seller in preparing and maintaining the accounting records of the Purchased Branch. Adjustments made pursuant to this Section 7.1(c) are not intended to bring the accounting records of the Purchased Branch into accordance with generally accepted accounting principles.

         7.2 FORM OF PAYMENT. The Settlement Payment shall be made in immediately available funds on the Closing Date by the Assuming Bank if the Settlement Payment is a positive number and by Seller if the Settlement Payment is a negative number.

         7.3 INTEREST. The Post-Closing Settlement Payment shall bear no interest.

         7.4 SUBSEQUENT ADJUSTMENTS. In the event that the Assuming Bank or Seller discovers any errors or omissions as contemplated by Section 7.1(c) or any error with respect to the payments made under Section 7.1(b) after the Settlement Date, the Assuming Bank and Seller agree to promptly correct any such error or omission, make any payments and effect any transfers or assumptions as may be necessary to reflect any such correction; provided, that interest shall not be paid with respect to any such payments.

         7.5 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 14.11, and subject to the conditions of Article IX hereof, the closing (the "Closing") of the purchase and assumption of the Acquired Assets and Liabilities Assumed as provided by Sections 2.1 and 3.1 shall take place at 10:00 a.m., Houston, Texas time, at the offices of Locke Liddell & Sapp LLP, Houston, Texas, on a mutually agreeable date within ten (10) business days or as promptly as practicable after receipt of all regulatory approvals, the expiration of all waiting periods and the satisfaction of all conditions to Closing under this Agreement, or at such other place, time and date as the parties may agree. The date and time of the Closing are herein referred to as the "Closing Date." For purposes of this Agreement, the Closing shall be deemed to be effective immediately following the close of business on the date on which the Closing shall occur.

                                  ARTICLE VIII
                             CONTINUING COOPERATION

         8.1 GENERAL MATTERS. The parties hereto agree that they will, in good faith and with their best efforts, cooperate with each other to carry out the transactions contemplated by this Agreement and to effect the purposes hereof.

         8.2 ADDITIONAL TITLE DOCUMENTS. Seller and the Assuming Bank each agree, at any time, and from time to time, upon the request of any party hereto, to execute and deliver such additional instruments and documents of conveyance as shall be reasonably necessary to vest in the appropriate party its full legal or equitable title in and to the property transferred pursuant to this Agreement or to be transferred in accordance herewith. The Assuming Bank shall prepare such instruments and documents of conveyance (in form and substance satisfactory to Seller) as shall be necessary to vest title in the Assuming Bank to the Acquired Assets. The Assuming Bank shall be responsible for recording such instruments and documents of conveyance at its own expense.

         8.3      PAYMENT OF DEPOSITS.

                  (a) In the event any depositor does not accept the obligation of the Assuming Bank to pay any Deposit of the Purchased Branch assumed by the Assuming Bank pursuant to this Agreement and asserts a claim against Seller for all or any portion of any such Deposit, the Assuming Bank agrees on demand to provide to Seller, as the case may be, funds sufficient to pay such claim in an amount not in excess of the Deposit reflected on the books of the Assuming Bank at the time such claim is made. Upon payment of such amount by the Assuming Bank to Seller, as the case may be, the Assuming Bank shall be discharged from any further obligation under this Agreement to pay to any such depositor the amount of such Deposit paid to Seller.

                  (b) For a period of one hundred and eighty (180) days after the Closing Date, Seller shall promptly reimburse the Assuming Bank for any (i) amount the Assuming Bank refunds to depositors of the Purchased Branch in interest adjustments after the Closing Date arising out of errors occurring prior to the Closing Date, and (ii) any prepaid fees which the Assuming Bank is required to refund to depositors of the Purchased Branch after the Closing Date as a result of the cancellation of services formerly provided by Seller, in accordance with the applicable schedules of service charges for which such depositors had prepaid Seller prior to the Closing Date.

                                   ARTICLE IX
                              CONDITIONS PRECEDENT

         9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party under this Agreement are subject to the fulfillment at or prior to the Closing Date of the condition precedent that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect enjoining or otherwise materially impairing the consummation of the transactions contemplated by this Agreement.

         9.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE ASSUMING BANK. The obligations of the Assuming Bank are also subject to fulfillment (or waiver by the Assuming Bank) at or prior to the Closing Date of each of the following conditions precedent:

                  (a) Representations and Warranties True. The representations and warranties of Seller contained in Section 10.1 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (other than any inaccuracies which individually or in the aggregate would not materially and adversely affect the ability of Seller to perform, satisfy or observe any obligation or condition under this Agreement) as though made at and as of the Closing Date, except to the extent that they expressly refer to an earlier time.

                  (b) Performance of Covenants. Seller shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Regulatory Approvals. All regulatory approvals necessary for the consummation by the Assuming Bank of the sale and assumption contemplated by this Agreement shall have been obtained and be in full force and effect, and all required waiting periods shall have expired or been terminated.

                  (d) Officer's Certificate. The Assuming Bank shall have received from a duly authorized senior officer of Seller a certificate as to the matters described in Sections 9.2(a), 9.2(b) and 9.2(f).

                  (e) Deed; Bill of Sale and Assignment. The Assuming Bank shall have received from Seller a special warranty deed in substantially the form of Exhibit A attached hereto, and a bill of sale and assignment in substantially the form of Exhibit B attached hereto.

                  (f) No Material Adverse Effect. Nothing shall have occurred which has a Material Adverse Effect with respect to the Purchased Branch since the date hereof.

                  (g) Title Insurance. The Assuming Bank shall have obtained a Commitment in accordance with Section 4.1(b), in a form and with such exceptions that are consistent with Section 4.1(b) and endorsements that are acceptable to the Assuming Bank.

         9.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller are also subject to fulfillment (or waiver by Seller) at or prior to the Closing Date of each of the following conditions precedent:

                  (a) Representations and Warranties True. The representations and warranties of the Assuming Bank contained in
         Section 10.2 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date (other than any inaccuracies which would not materially and adversely affect the ability of the Assuming Bank to perform, satisfy or observe any obligation or condition under this Agreement) as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time.

                  (b) Performance of Covenants. The Assuming Bank shall have duly performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Regulatory Approvals. All regulatory approvals necessary for the consummation by the Assuming Bank of the sale and assumption contemplated by this Agreement shall have been obtained and be in full force and effect, and all required waiting periods shall have expired or been terminated.

                  (d) Officer's Certificate. Seller shall have received from a duly authorized senior officer of the Assuming Bank a certificate as to the matters described in Sections 9.3(a), 9.3(b) and 9.3(c).

                  (e) Instrument of Assumption. Seller shall have received from the Assuming Bank an instrument of assumption in substantially the form of Exhibit C attached hereto.

                                   ARTICLE X
                         REPRESENTATIONS AND WARRANTIES

         10.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to the Assuming Bank as follows:

                  (a) Corporate Existence and Authority. Seller (i) is duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (ii) subject to regulatory approval, has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby.

                  (b) Third Party Consents. Except as set forth on Schedule 10.1(b), no Governmental Authority or other third party consents (including but not limited to approvals, licenses, registrations, or declarations) are required in connection with execution, delivery, or performance by Seller of this Agreement.

                  (c) Execution and Enforceability. This Agreement has been duly executed and delivered by Seller. Upon the due authorization, execution and delivery of this Agreement by the Assuming Bank, this Agreement will constitute the legal, valid and binding obligation of Seller, enforceable, (subject to regulatory approval) in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors rights generally and by general equity principles.

                  (d) Title and Right to Convey. Seller has good title to, and is the sole owner of, all of the Acquired Assets, free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind; except for the Permitted Encumbrances.

                  (e)      Compliance with Law.

                           (i) The Acquired Assets and Liabilities Assumed are not in violation of any statute, regulation, order, decision, judgment, or decree of, or any restriction imposed by any Governmental Authority having jurisdiction over Seller or any assets or liabilities of Seller, or any foreign government or agency thereof having such jurisdiction, with respect to the conduct of the business of Seller, the nature of the Deposits of the Purchased Branch held by Seller or the ownership of the assets of Seller, which, either individually or in the aggregate with all other such violations, would materially and adversely affect the Acquired Assets or the Liabilities Assumed, or the ability of Seller to perform, satisfy, or observe any obligation or condition under this Agreement or which would otherwise have a Material Adverse Effect on the Purchased Branch.

                           (ii) Neither the execution and delivery nor the performance by Seller of this Agreement will result in any violation by Seller of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ, or decree of any Governmental Authority.

                           (iii) The Deposits are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments due and payable in connection therewith have been paid by Seller.

                           (iv) All Records and accountings of Seller (including, when prepared, the Interim Closing Balance Sheet and Closing Balance Sheet) are maintained in all material respects in accordance with applicable legal and accounting requirements, reflect only actual transactions, and reflect in all material respects assets, liabilities, accruals and items of income and expense in accordance with generally accepted accounting principles consistently applied. All Records and accountings of the Purchased Branch are true, complete and correct in all material respects.

                  (f)      Compliance with Law and Other Obligations.

                           (i) Seller is not in violation or breach of or in default under (A) any obligation, agreement, covenant, or condition contained in its charter or organizational documents, articles of association, or by-laws or (B) any contract, lease, or other instrument to which Seller is a party (or which is binding on Seller or any assets of Seller), which violation, breach, or default, either individually or in the aggregate with all such other violations, breaches and defaults, would materially and adversely affect the Acquired Assets or the Liabilities Assumed or Seller's ability to perform, satisfy, or observe any obligation or condition under this Agreement or which would otherwise have a Material Adverse Effect on the Purchased Branch.

                           (ii) Neither the execution and delivery nor the performance by Seller of this Agreement will result in a violation, breach of, or default under or be in conflict with:
                  (A) its organizational documents or charter, articles of association, or by-laws, or (B) any other agreement or instrument to which Seller is a party, or which is binding on Seller or the assets of Seller, or (C) any order, decree, award, or judgment issued by any Governmental Authority which is binding on Seller or any assets of Seller, and will not result in the creation of any Lien on the assets of Seller.

                  (g) Litigation. Except as set forth on Schedule 10.1(g) hereto, there is no legal action, suit, investigation or proceeding (whether or not Seller is a party thereto), claim, controversy or contingent liability pending or, to Seller's knowledge, threatened against Seller, any assets of Seller or the Purchased Branch, which questions the validity of this Agreement, any Assumed Contract or any of the transactions contemplated hereby or which would, if adversely determined, either individually or in the aggregate with all such other actions, suits, investigations or proceedings if adversely determined, materially and adversely affect the Acquired Assets or the Liabilities Assumed or Seller's ability to perform, satisfy, or observe any obligation or condition under this Agreement or which would otherwise have a Material Adverse Effect on the Purchased Branch. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Seller or the Purchased Branch that, either individually or in the aggregate (i) has had since March 22, 2001, or could reasonably be expected to have, a Material Adverse Effect on the Purchased Branch, or (ii) which has affected, or could reasonably be expected to affect, in a materially adverse manner, the Acquired Assets, the Liabilities Assumed or Seller's ability to perform, satisfy or observe any obligation or condition under this Agreement. To the knowledge of Seller, there are no facts, circumstances or conditions affecting the Purchased Branch which would indicate or suggest the possibility of any unrecognized future loss caused (A) by defalcation, embezzlement or other employee malfeasance, or by (B) payments made, cash transactions effected or Deposits accepted in violation of any law, rule or regulation.

                  (h) Environmental Compliance. To Seller's knowledge and except as set forth on Schedule 10.1(h), the Seller is in compliance in all material respects with all material federal, state, and local laws, regulations, and ordinances relating to the environment and to the release, emission or discharge of materials, wastes, substances, pollutants or contaminants into the air, ground, or water applicable to the Bank Premises. There are no material actions, suits, or proceedings pending or, to Seller's knowledge, threatened against Seller by or before any Governmental Authority, concerning any noncompliance or alleged noncompliance with any such laws, regulations, and ordinances.

                  (i)      Loans.

                           (i) Except as set forth on Schedule 10.1(i), to the knowledge of Seller, (A) each of the Loans was validly and legally made and constitutes a valid and binding agreement of the borrower enforceable in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and subject to general principles of equity; (B) any mortgage or security agreement relating to each Loan is properly secured and recorded or perfected and represents a valid mortgage or security interest on properties described therein; and (C) no amount owed under any Loan is subject to any meritorious defenses. Seller has not entered into any agreement which, to Seller's knowledge, will result in a future waiver or negation of any material rights or remedies currently available against the borrower (or guarantor, if any) on any such Loan. To Seller's knowledge, no claim, counterclaim, set-off right or other similar right has been asserted, and no grounds for any meritorious claim, counterclaim, set-off right or other similar right exists, with respect to any Loan which could impair the collectability thereof.

                           (ii) Except as set forth on Schedule 10.1(i), each mortgage securing a Loan has been, since March 22, 2001, and is evidenced by documentation of the types customarily employed by Seller, which are consistent in all material respects with federal and state banking laws, rules and regulations, and prudent banking practices and standards, and complete copies thereof have been maintained by Seller in accordance with such standards and practices. Seller has duly performed in all material respects all of its obligations under such documentation to the extent that such obligations to perform have accrued.

                           (iii) Except as set forth on Schedule 10.1(i), to Seller's knowledge, since March 22, 2001, all of the Loans currently held by the Purchased Branch were solicited, originated and currently exist in material compliance with all applicable loan policies and procedures of Seller (as previously described to the Assuming Bank) and comply in all material respects with all applicable federal and state laws, rules and regulations (including applicable usury statutes, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, the Flood Disaster Protection Act, and other applicable consumer protection statutes and the regulations thereunder).

                           (iv) If, under generally accepted accounting principles, any reserve should be established in respect of any Loan (or in respect of all Loans in the aggregate as an unallocated reserve), such reserve has been established with respect to such Loan or Loans in the amount set out in
                  Schedule 10.1(i).

                           (v) Each reserve (if any) identified in Schedule 10.1(i) is adequate, in the reasonable and good faith judgment of Seller, to absorb any loss which may occur in respect of the Loan or Loans to which such reserve relates.

         10.2 REPRESENTATIONS AND WARRANTIES OF THE ASSUMING BANK. The Assuming Bank represents and warrants to Seller as follows:

                  (a)      Corporate Existence and Authority. The Assuming Bank
         (i) is duly organized, validly existing and in good standing under the laws of the United States and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (ii) subject to regulatory approval, has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. The Assuming Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby.

                  (b) Third Party Consents. Except for the consent of the Office of the Comptroller of the Currency under 12 U.S.C. Section 1828(c), no Governmental Authority or other third party consents (including but not limited to approvals, licenses, registrations, or declarations) are required in connection with execution, delivery, or performance by the Assuming Bank of this Agreement.

                  (c) Execution and Enforceability. This Agreement has been duly executed and delivered by the Assuming Bank. Upon the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the legal, valid and binding obligation of the Assuming Bank, enforceable (subject to regulatory approval) in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors rights generally and by general equity principles.

                  (d)      Compliance with Law.

                           (i) The Assuming Bank is not in violation of any statute, regulation, order, decision, judgment, or decree of, or any restriction imposed by any Governmental Authority having jurisdiction over the Assuming Bank or any of its assets, or any foreign government or agency thereof having such jurisdiction, with respect to the conduct of the business of the Assuming Bank, or the ownership of the properties of the Assuming Bank, which, either individually or in the aggregate with all other such violations, would materially and adversely affect the ability of the Assuming Bank to perform, satisfy, or observe any obligation or condition under this Agreement.

                           (ii) Neither the execution and delivery nor the performance by the Assuming Bank of this Agreement will result in any violation by the Assuming Bank of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ, or decree of any Governmental Authority.

                  (e)      Compliance with Obligations.

                           (i) The Assuming Bank is not in violation or breach of or in default under (A) any obligation, agreement, covenant, or condition contained in its charter or organizational documents, articles of association, or by-laws or (B) any contract, lease, or other instrument to which the Assuming Bank is a party (or which is binding on the Assuming Bank or any assets of the Assuming Bank), which violation, breach, or default, either individually or in the aggregate with all such other violations, breaches and defaults, would materially and adversely affect the Assuming Bank's ability to perform, satisfy, or observe any obligation or condition under this Agreement.

                           (ii) Neither the execution and delivery nor the performance by the Assuming Bank of this Agreement will result in a violation, breach of, or default under or be in conflict with: (A) its organizational documents or charter, articles of association, or by-laws, or (B) any other agreement or instrument to which the Assuming Bank is a party, or which is binding on the Assuming Bank or the assets of Assuming Bank, or (C) any order, decree, award, or judgment issued by any Governmental Authority which is binding on the Assuming Bank or any assets of Assuming Bank, and will not result in the creation of any Lien on the assets of the Assuming Bank.

                  (f) Litigation. There is no legal action, suit, investigation or proceeding (whether or not the Assuming Bank is a party thereto) pending or, to Assuming Bank's knowledge, threatened against the Assuming Bank or of its any assets which questions the validity of this Agreement or any of the transactions contemplated hereby or which would, if adversely determined, either individually or in the aggregate with all such other actions, suits, investigations or proceedings if adversely determined, materially and adversely affect the Assuming Bank's ability to perform, satisfy, or observe any obligation or condition under this Agreement.

                  (g) Capital. To he best of the Assuming Bank's knowledge, the Assuming Bank has such capital that regulatory approval of this transaction should not be denied on the basis of inadequacy of capital.

                                   ARTICLE XI
                           CERTAIN COVENANTS OF SELLER
                              AND THE ASSUMING BANK

         11.1     COVENANTS OF SELLER.

                  (a) General Covenants. Except as otherwise provided herein, Seller hereby covenants and agrees that it shall do or cause to be done at all times all things necessary to maintain and preserve and keep in full force and effect its corporate existence, and all rights and franchises material to the business of Seller.

                  (b) Operation of the Purchased Branch. (i) During the period commencing on the date of this Agreement through the Closing, unless otherwise consented to by Assuming Bank, which consent shall not be unreasonably withheld, Seller shall use its best efforts, except as specifically otherwise contemplated by this Agreement:

                                    (A)      to preserve intact the Purchased
                           Branch's management, assets (including, but not limited to, Furniture and Equipment and Fixtures) licenses, permits, authorizations, and relationships;

                                    (B)      to comply with all material
                           contractual obligations applicable to the Purchased Branch's operations, except those as to which Seller may in good faith reasonably contest;

                                    (C)      to maintain all the Purchased
                           Branch's properties in the repair, order and condition, of such properties, reasonable wear and tear excepted, and maintain the insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the Purchased Branch; and

                                    (D)      to conduct its business of banking
                           at the Purchased Branch in the usual, regular and ordinary course consistent with past practice, use reasonable efforts to maintain and preserve intact the Purchased Branch's business relationships (including relationships with customers), and take no action which would adversely affect or delay the ability of any party hereto to obtain any regulatory approval or to perform its covenants and agreements under this Agreement. Without limiting the foregoing, during the period commencing on the date of this Agreement through the Closing, without the prior approval of the Assuming Bank (whose consent shall not be unreasonably withheld), Seller shall use its best efforts to not cause nor permit the Purchased Branch (except as specifically contemplated by this Agreement), to:

                                             (1)      engage or participate in
                                    any material transaction or incur or sustain any material obligation except in the ordinary course of business consistent with all material requirements of law and with past practice;

                                             (2)      transfer from the
                                    Purchased Branch to Seller's other
                                    operations or branches any assets, or
                                    liabilities or records which are expected to constitute Acquired Assets, Liabilities Assumed or Records related to the Purchased Branch as set forth herein, except upon the unsolicited request of a depositor or customer in the ordinary course of business; or transfer to the Purchased Branch from Seller's other operations or branches assets or liabilities of a type which are expected to constitute Acquired Assets or Liabilities Assumed, except upon the unsolicited request of a depositor or customer in the ordinary course of business;

                                             (3)      make or purchase any new,
                                    or increase any, Loan held by the Purchased
                                    Branch (i) not in accordance with the
                                    Purchased Branch's established lending
                                    policies and procedures as previously
                                    described to the Assuming Bank and as in effect on the date hereof, or (ii) in an amount exceeding $100,000;

                                             (4)      enter into any commitment,
                                    agreement, understanding or other
                                    arrangement to dispose of the Purchased
                                    Branch other than pursuant to the terms of this Agreement, or furnish to any other Person (other than a Governmental Authority, as required by law) any information with respect to the Purchased Branch;

                                             (5)      undertake any
                                    extraordinary marketing or advertising
                                    efforts not in the ordinary course of
                                    business;

                                             (6)      increase or agree to
                                    increase the salary, remuneration or
                                    compensation of any Purchased Branch
                                    employee, in the aggregate in excess of 5% of such employee's base pay;

                                             (7)      hire, or terminate in a
                                    manner inconsistent with Seller's current branch staffing policies (as previously described to the Assuming Bank), any Purchased Branch employee;

                                             (8)      invest in any fixed assets
                                    or leasehold improvements related to the Purchased Branch, except for replacements of furnishings, Furniture and Equipment, Fixtures and normal maintenance and refurbishing in the ordinary course of business of the Purchased Branch consistent with past practice;

                                             (9)      enter into any new line of
                                    business in the Purchased Branch not
                                    previously engaged in at such Branch;

                                             (10)     offer rates on Deposits or
                                    loans in a manner which is inconsistent with prior practice or which are more than 25 basis points in variance from prevailing market rates for the areas served by the Purchased Branch;

                                             (11)     change the Purchased
                                    Branch's accounting methods, policies or procedures, except as required by changes in generally accepted accounting procedures;

                                             (12)     undertake, enter into or
                                    renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of any commitment with respect to any lease, contract or agreement involving the Purchased Branch other than in the ordinary course of business consistent with past practice;

                                             (13)     waive any material right,
                                    whether in equity or at law, that it has with respect to any Loan;

                                             (14)     make less stringent than
                                    as in effect on the date of this Agreement
                                    (and as previously disclosed to the Assuming
                                    Bank) the Purchased Branch's operational policies, activities or practices (including practices with respect to customer service charges, credit underwriting policies or standards and policies or practices with respect to lending, charge-off or classification of loans, reserves and provisions for loan losses, the placement of loans in non-accrual status, the acceptance of deposits, the implementation of know-your-customer and related standards, and liability management); or

                                             (15)     bid for public fund
                                    deposits except for renewals of those public fund deposits set forth on Schedule 11.1(b) hereof.

                  (c) Untrue Representations. Seller shall promptly notify the Assuming Bank in writing if Seller has knowledge of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished pursuant to this Agreement by Seller to the Assuming Bank or any representation or warranty made in or pursuant to this Agreement or that results in Seller's failure to comply with any covenant, condition or agreement contained in this Agreement.

                  (d) Litigation and Claims. Seller shall promptly notify the Assuming Bank in writing if Seller has knowledge of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation affecting the Acquired Assets or the Liabilities Assumed (other than garnishment proceedings), and Seller shall promptly notify the Assuming Bank of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Seller, threatened against Seller that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Seller pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

                  (e) Adverse Changes. Seller shall promptly notify in writing the Assuming Bank if, to Seller's knowledge, any change or development shall have occurred or been threatened with regard to Seller, the Acquired Assets or the Liabilities Assumed that has or may reasonably be expected to have or lead to a Material Adverse Effect on Seller, the Acquired Assets or the Liabilities Assumed. Notwithstanding the disclosure to the Assuming Bank of any such change, Seller shall not be relieved of any liability to the Assuming Bank pursuant to this Agreement for, nor shall the providing of such information by Seller to the Assuming Bank be deemed a waiver by the Assuming Bank of, the breach of any representation or warranty of Seller contained in this Agreement.

                  (f) Investigation. Between the date of this Agreement and the Closing Date, Seller shall afford to the Assuming Bank and its authorized agents and representatives reasonable access at mutually convenient times to the Purchased Branch and to Records and other information within Seller's possession relating to the Purchased Branch and the Acquired Assets and Liabilities Assumed. Seller shall cause its personnel to cooperate with the Assuming Bank and provide to the Assuming Bank reasonable assistance in the

         Assuming Bank's investigation of matters relating to the Purchased Branch and to the Acquired Assets and Liabilities Assumed and the Assuming Bank's preparation for an orderly transition (including, at Assuming Bank's request, arranging employment interviews with Purchased Branch employees). Notwithstanding the foregoing, the parties agree that the Assuming Bank's investigations and preparations for the transition shall be conducted in a manner which does not unreasonably interfere with the Purchased Branch's normal operations, customers and employee relations. All information provided by a party hereto (the "Providing Party") to the other Party hereto (the "Receiving Party") will be kept confidential by the Receiving Party and shall not, except as required by law or with the prior written consent of Providing Party, be disclosed by the Receiving Party in any manner whatsoever except as contemplated herein, in whole or in part, and shall not be used by the Receiving Party, other than in connection with the transactions contemplated by this Agreement. In the event that the transactions contemplated by this Agreement shall not be consummated, all copies of the information, including that portion of the information which consists of analyses, compilations, forecasts, studies or other documents prepared by the Receiving Party which reflect such information, will be, at the Receiving Party's sole option, either returned to Providing Party or destroyed upon the written request of Providing Party. A written certification of such destruction shall be delivered by the Receiving Party promptly following such destruction. The foregoing shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, or (ii) becomes available to the Receiving Party on a nonconfidential basis from a source which is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to Providing Party. In the event that the Receiving Party becomes legally compelled to disclose any of the information furnished to it by Providing Party, the Receiving Party will provide Providing Party with prompt notice so that Providing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Providing Party waives compliance with the provisions of this Agreement, the Receiving Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the information. The Receiving Party shall not be liable for the disclosure of the information hereunder to a tribunal compelling such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by the Receiving Party or any of its agents, affiliates or advisors not permitted by this Agreement. In any filings that may be required to obtain the regulatory approvals, the Assuming Bank will request confidential treatment of this Agreement, including the exhibits and schedules hereto, and the amount of the Purchase Price and will consult with the other party hereto prior to the disclosure of this Agreement, the exhibits or the schedules or the amount of the Purchase Price in the event such request is denied.

                  Notwithstanding any other provision of this Agreement, the Assuming Bank and its agents or representatives shall not perform any investigation or study of Seller, or any asset or property of Seller which may involve the intrusive or destructive sampling or analysis or chemical testing of any portion of such asset or property or any improvements thereon, including without limitation, of any soil, water or groundwater on, under or about such asset or property ("Phase II Investigation"), without first (a) submitting to Seller a detailed description of (i) the work to be performed as part of the Phase II Investigation, (ii) the persons to undertake such Phase II Investigation, and (iii) the types and amounts of insurance coverage maintained by such persons, and (b) obtaining the prior written consent of Seller as to such matters. Seller may grant or withhold such consent in its sole discretion and may grant such consent subject to such terms, conditions or restrictions as Seller may in its sole discretion require. In all events, Seller or its representatives shall have the right, but not the obligation, to observe any and all activities associated with performance of any agreed Phase II Investigation, and may obtain half of any samples which the Assuming Bank or its representatives may collect during the Phase II Investigation. In the event the Assuming Bank or its representatives conduct a Phase II Investigation, the Assuming Bank shall cause (x) any investigation-derived waste generated or created in connection with performance of the Phase II Investigation (including without limitation, drill cuttings, purged or developed water, or sample remnants) to be removed from any investigated property, (y) any wells installed during the Phase II Investigation to be plugged and abandoned, and (z) the restoration of any investigated property to substantially the same physical condition which existed before commencement of the Phase II Investigation, all within seven (7) days after completion of the field activities related to the Phase II Investigation, and in compliance with applicable laws and regulations. The Assuming Bank shall be responsible for executing on its own behalf, and in compliance with applicable laws and regulations any and all manifests, shipping documents, plugging and abandoning reports and similar documents in connection with its obligations under this paragraph. The Assuming Bank agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities, damages, expenses, and causes of action arising out of the Assuming Bank's inspections of the real or personal property of Seller, including without limitation, any Phase II Investigation.

                  (g) EDP Conversion. Between the date hereof and the Closing Date, Seller shall use its best efforts to cooperate in the conversion of the Purchased Branch from Seller's existing electronic data processing systems to the systems of the Assuming Bank ("EDP Conversion") so that Assuming Bank is able to and shall convert the Purchased Branch's existing electronic data processing systems to the systems of the Assuming Bank on the Closing Date. Seller will provide conversions files in Seller's standard format. Seller will provide to Assuming Bank a maximum of three test tapes. Service for debit and ATM cards on Deposit accounts shall be discontinued at the end of Seller's business day on the Closing Date.

                  (h) Condemnation. If prior to Closing all or any portion of the Bank Premises is taken or is made subject to eminent domain or other governmental acquisition proceedings, then Seller shall promptly notify Assuming Bank thereof, and on the

         Closing Date pay to the Assuming Bank all payments received or to be received in respect thereto; provided, however, that the Assuming Bank shall have the right to terminate this Agreement in the event that the Book Value of the portion of the Bank Premises so taken or made subject to eminent domain is in excess of $50,000, unless Seller agrees to pay the Assuming Bank the difference between the fair market value of such portion as of the date immediately preceding such condemnation and the condemnation award.

                  (i) Insurance Proceeds and Casualty Payments. In the event of any damage, or destruction affecting the Acquired Assets between the date hereof and the time of the Closing, Seller shall deliver to the Assuming Bank notice of such damage or destruction and, at the Assuming Bank's election, shall either fix or repair such damage or destruction or pay to the Assuming Bank the insurance proceeds, to the extent of the applicable amount set forth in Section 7.1(a) hereof with respect to Bank Premises, Fixtures and the replacement cost with respect to the Furniture and Equipment, as the case may be, received (or with respect to insurance proceeds, which would be received assuming Seller's insurance policy had no deductible) by Seller as a result thereof; provided, however, that the Assuming Bank shall have the right to terminate this agreement in the event of that the Book Value of such Acquired Assets so damaged or destroyed is in excess of $50,000, unless Seller agrees to pay the Assuming Bank the difference between the fair market value of such Acquired Assets as of the date immediately preceding such damage or destruction and the insurance proceeds.

                  (j) Notices to Customers. The Assuming Bank may, following receipt of all required regulatory approvals for the transactions contemplated herein, but no earlier than 35 days prior to the Closing Date, communicate with, and deliver information, brochures, bulletins, press releases and other communications to, depositors and borrowers of the Purchased Branch concerning the transactions contemplated by this Agreement and concerning the business and operations of the Purchased Branch, and Seller shall take all reasonable steps to cooperate with the Assuming Bank in effecting such communications.

         11.2 COVENANTS OF THE ASSUMING BANK. Except as otherwise provided herein, the Assuming Bank hereby covenants and agrees that it shall do or cause to be done at all times all things necessary to maintain and preserve and keep in full force and effect its corporate existence, and all rights and franchises material to the business of the Assuming Bank, up through the Closing Date.

         11.3 SOLICITATION OF EMPLOYEES. In the event this Agreement is terminated in accordance with its terms, for a period of 18 months after the date of such termination, neither party will, without the prior approval of the other party, directly or indirectly (excluding contacts initiated by the employee and any contact that results from advertisements in public journals or mass media or contact by search firms engaged by the other party in the ordinary course of business and directed only as to the position to be filled and not directed as to a specific employee or group of employees) hire or solicit for employment, or otherwise disrupt the employment relationship of any person who is employed by the other party, and whose employment relates to the Purchased Branch or with whom the other party has had significant contact.

         11.4 BEST EFFORTS; TAKING OF NECESSARY ACTION. Each of the parties hereto agrees to use its best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable each party to this Agreement shall cause its proper officers and/or directors to take all such necessary action. Without limiting the foregoing, the Assuming Bank agrees to promptly prepare and file all applications and other notices required in connection with on or before the 15th business day after the date hereof, and to use its best efforts to obtain promptly and comply with all conditions contained in, the regulatory approvals described in Section 10.2(b) and any other consent, approval or other action by, or notice to or registration or filing with, any governmental or administrative agency or authority required or necessary to be made, obtained or complied with, as the case may be, by the Assuming Bank in connection with the performance of this Agreement by the Assuming Bank or the consummation of the transactions contemplated hereby; provided, that any delay by Seller in furnishing information for the application or reviewing the application shall extend the period in which the Assuming Bank is required to file the application under this Section 11.4 The Assuming Bank shall provide an information request to Seller for Seller's information to be included in the application on or before the tenth business day after the date hereof. To the extent that any application filed in connection with obtaining any such approval contains any significant information relating to Seller, prior to submitting such application to any regulatory agency, the Assuming Bank will permit Seller to review such information and will consider in good faith the suggestions of Seller with respect thereto. Seller shall have the right to approve any such information that relates to Seller, provided that such approval shall not be unreasonably withheld. The Assuming Bank shall use its best efforts to insure that any information provided by Seller, its Affiliates or representatives to be submitted in connection with submissions to governmental or administrative agencies or authorities receives confidential treatment if so requested by Seller.

         The Assuming Bank shall provide to Seller copies of all applications and other notices required in connection with the regulatory approvals described in Section 10.2(b) (excluding personal financial information relating to directors or regulatory examinations of the Assuming Bank and its Affiliates) and any other consent, approval or other action by, or notice to, or registration or filing in connection with the transaction contemplated by this Agreement within five days of such submissions. The Assuming Bank shall provide copies of any comments, requests or actions by governmental or administrative agencies or authorities to Seller within five days of the Assuming Bank's receipt thereof. The Assuming Bank shall not be required to provide copies of any such comments or requests which relate to personal information of directors or regulatory examinations of the Assuming Bank and its Affiliates, unless such comments or requests indicate that the applications related thereto may not be approved. Information provided under this paragraph shall be subject to the provisions of Section 11.1(f).

         11.5 USE OF NAMES, TRADEMARKS AND SERVICE MARKS. Anything herein to the contrary notwithstanding, no interest in or right to use any logo, name, trademark or service mark presently or previously used by Seller is being conveyed pursuant to this Agreement. The Assuming Bank agrees that on and after the Closing Date neither it nor any of its Affiliates (including the Purchased Branch) will use names containing the words "Sterling" or "CaminoReal" in connection with any business or activity engaged in by the Assuming Bank and its Affiliates; provided, however, that Assuming Bank may identify the Acquired Assets and the Liabilities Assumed as being formerly owned by Seller in connection with any customer or regulatory inquiry. Promptly after the Closing Date, the Assuming Bank shall commence the removal of the trade names, names, service marks, logos, insignia, slogans, emblems, symbols, designs, and other identifying characteristics ("names") from all premises, equipment, interior decor items, fixtures and furnishings. Such removal shall be at the sole expense of the Assuming Bank and shall be completed not later than five days after the Closing Date. Within three business days after the Closing Date, Seller shall, and the Assuming Bank will permit Seller to, remove all exterior signs containing Seller's name. On the Closing Date, Seller will remove all printed materials and related business literature associated with the Purchased Branch.

         11.6 ALLOCATION OF PURCHASE PRICE. The parties to this Agreement agree to allocate the Purchase Price in accordance with the rules under Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. Such allocation shall be based on the fair market value of the Acquired Assets. The Assuming Bank agrees to provide Seller with a schedule allocating the Purchase Price among the Acquired Assets and with a properly completed Internal Revenue Service Form 8594 within 60 days after the Closing Date but in no event later than 90 days before the due date, including extensions, for the consolidated federal income tax return that includes Seller for the taxable year including the Closing Date. If Seller objects to any items reflected on such schedule, Seller shall notify the Assuming Bank of such objection and its reasons for objecting, in which case the Assuming Bank and Seller shall attempt to resolve the disagreement. If the Assuming Bank and Seller cannot resolve the disagreement, the allocation shall be determined by a nationally recognized independent appraiser selected by Seller and reasonably acceptable to the Assuming Bank. The fees and expenses of such appraiser shall be borne equally by the Assuming Bank and Seller. Seller and the Assuming Bank agree to act in accordance with the computations and allocations contained in the schedule as finally agreed or determined by such independent appraiser (including any modifications thereto reflecting any post-closing adjustments) in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations promulgated thereunder ("1060 Forms")) and to file such 1060 Forms in the manner required by applicable law. Seller and the Assuming Bank will promptly notify each other in accordance with Section 14.6 of any challenge by any tax authority to such computations or allocations.

                                  ARTICLE XII
                                 EMPLOYEE PLANS

         12.1 EMPLOYEES; PARTICIPATION IN ASSUMING BANK PLANS. Attached hereto as Schedule 12.1 is a list which Seller represents sets out all Purchased Branch employees, including inactive employees, as of the date hereof. Except as set forth in this Agreement, the Assuming Bank shall have no obligation in respect of any Purchased Branch employee employed by Seller unless such employee is hired by the Assuming Bank. The Assuming Bank's decision to offer employment is subject to the Assuming Bank's sole discretion and nothing contained herein is to be construed as an employment contract, as an offer of employment, or as an agreement to offer employment, with respect to any such employee. Unless employment has been offered by the Assuming Bank and accepted by the employee by the Closing Date, all Purchased Branch employees employed by Seller shall be terminated by Seller as of the Closing Date. Effective as of the Closing Date, employees of the Purchased Branch who are hired by the Assuming Bank shall cease participation in all plans, programs, policies and arrangements maintained for their benefit by Seller or any of its Affiliates. Commencing on the Closing Date, the Assuming Bank shall provide to employees of the Purchased Branch who are hired by the Assuming Bank such plans, programs, policies and arrangements being maintained by the Assuming Bank and which contain terms that are, in the aggregate, no less favorable than those provided to similarly situated employees of the Assuming Bank or any of its Affiliates. Each employee of Seller who is hired by the Assuming Bank shall be given credit for all purposes under such plans, programs, policies and arrangements, including fringe benefits, maintained by the Assuming Bank (except for benefit accrual under a defined benefit plan) for all service prior to the Closing Date with Seller and its Affiliates.

         12.2 CLAIMS INCURRED PRIOR TO AND AFTER CLOSING. Seller will retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each employee of the Purchased Branch or their covered dependents which are covered and payable under Seller's Welfare Benefit Plans with respect to claims incurred by such employees and former employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by employees of the Purchased Branch who are hired by the Assuming Bank or their covered dependents on or after the Closing Date shall be the responsibility of the Assuming Bank. For purposes of this Section, a claim is deemed incurred when the services that are the subject of the claim are performed: in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when such stay commences. Seller will retain responsibility for all welfare plan expenses and benefits, if any, including responsibility for compliance with COBRA, for all former employees of the Purchased Branch who are not employed by Seller on the Closing Date or such former employees' Qualified Beneficiaries and for all Qualified Beneficiaries with respect to Seller's plans who are eligible for COBRA coverage prior to the Closing Date.

         12.3 SEVERANCE PAY. The Assuming Bank agrees to reimburse Seller within 5 days after Seller invoices Assuming Bank that severance benefits have been paid in accordance with

Seller's severance plan (as previously disclosed to the Assuming Bank as of the date hereof), and all unused accrued vacation benefits paid in accordance with Seller's vacation benefits plan (as previously disclosed to the Assuming Bank as of the date hereof) to all employees of the Purchased Branch who are not hired by the Assuming Bank. The Assuming Bank will, as soon as practicable and in any event within 45 days of the date hereof, inform Seller of its intentions with respect to each employee of the Purchased Branch.

                                  ARTICLE XIII
                                 INDEMNIFICATION

         13.1     INDEMNIFICATION.

                  (a) From the Closing Date and for a period of two years thereafter, Seller shall indemnify, hold harmless, and defend the Assuming Bank, its Affiliates and their respective directors, officers, agents and employees (collectively, "Assuming Bank Indemnified Persons") from and against any and all costs, losses, liabilities (including, without limitation, STRICT LIABILITIES), expenses (including, without limitation, reasonable attorneys' fees and expenses), judgments, fines and settlements actually and reasonably incurred by any such indemnitee in connection with any and all actions, suits, claims, investigations or other proceedings based upon:

                           (i) any liability of Seller or any of its Affiliates not expressly assumed by the Assuming Bank pursuant hereto;

                           (ii)     any breach by Seller of any of its
                  representations, warranties, covenants or agreements herein or in any instrument, certificate, or agreement delivered by Seller to the Assuming Bank pursuant hereto; or

                           (iii) any check or other instrument drawn on or deposited into a Purchased Branch Deposit account prior to the Closing Date upon which a forgery (signature or endorsement) or alteration claim is asserted against the Assuming Bank.

                  (b) From the Closing Date and for a period of two years thereafter, the Assuming Bank shall indemnify, hold harmless and defend Seller, its Affiliates and their respective directors, officers, agents and employees from and against any and all costs, losses, liabilities (including, without limitation, STRICT LIABILITIES), expenses (including, without limitation, reasonable attorneys' fees and expenses), judgments, fines and settlements actually and reasonably incurred by any such indemnitee in connection with any and all actions, suits, claims, investigations or other proceedings based upon:

                           (i) performance or nonperformance by the Assuming Bank of any and all liabilities of Seller assumed by the Assuming Bank pursuant to this Agreement; or

                           (ii) any breach by the Assuming Bank of any of its representations, warranties, covenants or agreements herein or in any instrument, certificate, or agreement delivered by the Assuming Bank to Seller pursuant thereto.

                  (c) With respect to any claim made or threatened against any indemnitee hereunder for which such indemnitee is or may be entitled to indemnification hereunder, it shall be a condition to such indemnification that such indemnitee shall:

                           (i) promptly upon discovering any facts or circumstances that might reasonably be expected to give rise to such a claim, give written notice of such facts or circumstances to the indemnitor;

                           (ii) as soon as practicable after such a claim is made or threatened, give written notice thereof to the indemnitor, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim;

                           (iii) provide to the indemnitor such information and cooperation with respect to such claim as the indemnitor may reasonably require including, without limitation, (a) making records and appropriate personnel available to the indemnitor at such times as the indemnitor shall request (provided that such personnel are under the employ of the indemnitee as such time), (b) providing copies of invoices or other evidence of expense incurred, and (c) providing the indemnitor copies of any process, pleadings, correspondence or other writings relating to the claim;

                           (iv) cooperate and take all such steps as the indemnitor may reasonably request to preserve and protect any defense to such claim; and

                           (v) upon reasonable prior notice, afford to the indemnitor the right, which the indemnitor may exercise at its (or their) sole discretion and at its (or their) own expense, to participate in (and/or assume full responsibility for the direction of) the investigation, defense and/or settlement of such claims.

         13.2 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Article XIII, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $50,000. Once such aggregate amount exceeds $50,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $50,000 which result in direct damage to such party by way of any cost, loss, liability, expense, judgment, fine, or settlement actually incurred by such party in accordance with Section 13.1; provided, however, subject to the foregoing, no party shall have any liability under this Article XIII for consequential damages.

         13.3 EXCLUSIVITY OF REMEDIES. The remedies of the Assuming Bank Indemnified Persons under Section 13.1(a) shall be considered the Assuming Bank Indemnified Persons' sole and exclusive remedies. Without limiting the generality of the foregoing, except with respect to such remedies specifically set forth herein, the Assuming Bank hereby releases, waives and agrees not to sue Seller or any of its shareholders officers, directors, affiliates, employees, agents, representatives, successors or assigns ("Seller's Related Parties") for any and all claims, causes of action, rights of contribution, cost recovery, losses, liabilities, suits, costs, fees, judgments or expenses which may now exist or which may hereafter arise, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE SOLE, CONTRIBUTORY, PASSIVE OR PARTIAL NEGLIGENCE OR STRICT LIABILITY OF SELLER OR ANY OF THE SELLER'S RELATED PARTIES, in connection with:

                           (i) any material, waste, substance, substance, pollutant or contaminant, the use, collection, handling, recycling, generation, treatment, storage, disposal, release or transportation of which by the Seller or any of its predecessors, or is or may become regulated or controlled by any Governmental Authority, or the improper handling, management or disposal of which may affect human health or safety, property (or the use thereof) or the environment, or

                           (ii) the compliance by Seller or any of its predecessors, or any of its current or former real or personal property, with applicable laws, regulations, standards to, pollutant or contaminant limitations, orders or directives pertaining directly or indirectly to human health or safety or the environment, including without limitation the laws listed on Schedule 13.3 as amended from time to time, and any state or local analogue of the same.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the parties.

         14.2 HEADINGS. The headings and subheadings of the Table of Contents, Articles and Sections contained in this Agreement, except the terms identified for definition in Article I and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         14.3 GOVERNING LAW. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas.

         14.4 SUCCESSORS. All terms and conditions of this Agreement shall be binding on the successors and assigns of Seller and the Assuming Bank. Except as otherwise expressly provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than Seller and the Assuming Bank any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions contained herein, it being the intention of the parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Seller and the Assuming Bank and for the benefit of no other Person.

         14.5 MODIFICATION; ASSIGNMENT. No amendment or other modification, rescission, release, or assignment of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of the parties hereto.

         14.6 NOTICE. Any notice, request, demand, consent, approval or other communication to any party hereto shall be effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by certified mail, postage prepaid, courier service, telex, or facsimile transmission to such party (with copies as indicated below) at its address set forth below or at such other address as it shall hereafter furnish in writing to the other parties. All such notices and other communications shall be deemed given on the date received by the addressee.

         STERLING BANK:

                  J. Downey Bridgwater
                  Sterling Bank
                  2550 North Loop West, Suite 600
                  Houston, Texas 77092
                  Facsimile: (713) 466-3117

         and

                  James W. Goolsby, Jr.
                  Sterling Bancshares, Inc.
                  2550 North Loop West, Suite 600
                  Houston, Texas 77092
                  Facsimile: (713) 849-5498

         with a copy to:

                  Annette L. Tripp
                  Locke Liddell & Sapp LLP
                  3400 JPMorgan Chase Tower
                  600 Travis
                  Houston, Texas 77002
                  Facsimile: (713) 223-3717

         ASSUMING BANK

                  Douglas G. Macdonald
                  South Texas National Bank of Laredo
                  2211 Guadalupe
                  Laredo, Texas 78042

         with a copy to:

                  Robert L. Tortoriello
                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York 10006
                  Facsimile (212) 225-3999

         14.7 MANNER OF PAYMENT. All payments due under this Agreement shall be in lawful money of the United States of America in immediately available funds as each party hereto may specify to the other parties.

         14.8 COSTS, FEES AND EXPENSES. Except as otherwise specifically provided herein, each party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel.

         14.9 WAIVER. Seller and the Assuming Bank may waive their respective rights, powers, or privileges under this Agreement; provided, that such waiver shall be in writing; and further provided, that no failure or delay on the part of Seller or the Assuming Bank to exercise any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege by Seller or the Assuming Bank under this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power, or privilege under this Agreement.

         14.10 SEVERABILITY. If any provision of this Agreement is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto so long as there is no material adverse effect on the economic or legal substance of the transactions contemplated by this Agreement or any Material Adverse Effect on any party hereto. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties with respect to the relative benefits, rights and obligations thereof as closely as possible in a mutually acceptable manner so that the transactions contemplated hereto may be fulfilled to the greatest extent possible.

         14.11    TERMINATION OF AGREEMENT.

                  (a) This Agreement may be terminated at any time prior to the Closing:

                           (i) By mutual agreement of Seller and the Assuming Bank;

                           (ii) By Seller or the Assuming Bank upon notice given to the other in the event that the other shall, contrary to the terms of this Agreement, fail or refuse to consummate the Closing contemplated hereby or to take any other action referred to herein necessary to consummate the Closing contemplated hereby or if there shall have been a material failure of condition, or a material breach of any representation or warranty, covenant or agreement, after affording such defaulting party a 30 day period after notice in which to cure;

                           (iii) By Seller or the Assuming Bank upon notice given to the other if the Closing shall not have taken place on or before the 180th calendar day after the date hereof;

                           (iv) By Seller if the Assuming Bank's regulatory agencies have failed to issue a formal approval of the Assuming Bank's applications by the 165th calendar day after the date hereof;

                           (v)      By Seller if the Assuming Bank's
                  applications are disapproved by the Assuming Bank's regulatory agencies;

                           (vi) By Seller or the Assuming Bank upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final permanent order, enjoining, prohibiting or otherwise materially limiting or conditioning the Assuming Bank's business or the transactions contemplated by this Agreement, or shall have issued an order denying approval of the purchase and assumption and the other transactions contemplated hereby, and the time for appeal or petition for reconsideration of such order shall have expired; or

                  (b) In the event of the termination of this Agreement as provided in this Section, this Agreement shall forthwith become wholly void and of no further force and effect other than Section 11.1(f) with respect to information provided to the Assuming Bank, Section 11.2(b) and, other than as set forth in Section 14.11(c), there shall be no liability on the part of Seller, the Assuming Bank or their respective officers or directors (except as set forth in this Section). The obligations of the parties to this Agreement under this Section shall survive any such termination.

                  (c) In the event Seller or the Assuming Bank terminates this Agreement pursuant to Sections 14.11(a)(iii), (iv), (v) or (vi) and such termination is a result of alleged anti-competitive effects of the transactions contemplated by this Agreement, then the Assuming Bank agrees to pay to Seller the sum of $ -0- in immediately available funds on or before the third business day after such termination.

         14.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties in this Agreement shall survive the Closing for a period of two years.

         14.13 PUBLIC NOTICE. All written notices to third parties (including customers of the Branches) and all public announcements and press releases concerning the transactions contemplated by this Agreement made prior to the Closing Date shall be jointly planned, coordinated and reviewed by Seller and Assuming Bank.

         14.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the duly authorized representative of a different party hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                  STERLING BANK

                                  By:  /s/ Eugene Putnam, Jr.
                                       ---------------------------------------
                                  Its: EVP & CFO

                                  SOUTH TEXAS NATIONAL BANK OF
                                  LAREDO

                                  By:  /s/ Douglas G. MacDonald
                                       ---------------------------------------
                                  Its: President